Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”), dated as of March 10, 2015, is between Professional Diversity Network, Inc. (the “Company” or “we”) and Rudy Martinez (“Employee” or “you”). The term “Company” includes parents, subsidiaries, divisions, and/or related companies, their directors, officers, shareholders, employees, agents, attorneys, and successors of the Company.

IT IS AGREED THAT:

1.           You were an at-will employee and your last date of employment with the Company was March 6, 2015.  You were last paid on February 27, 2015 (through February 28) and will next be paid through March 6 on the Company’s next regular payroll on March 13, 2015.  That will be the last regular pay to which you are entitled.

2.           The Company shall make the following severance payments and benefits, to which you are not entitled:

(a)
Severance Payments:  You were previously subject to an Employment Agreement, effectively dated March of 2013, which was made Exhibit 10.8 to the Company’s February 28, 2013 Registration Statement Form S-1 (Amendment No. 12).  Your Employment Agreement expired in March of 2014.  You have taken the position that the Termination provisions of your Employment Agreement (Par. 7, in particular) survived the expiration of the Employment Agreement.  While the Company disputes the enforceability of your position, it has elected to waive its right to dispute and/or litigate against your position and its rights to enforce the non-interference and non-competition obligations under your prior Employment Agreement.  You agree that the Company’s waiver of its rights in this regard constitute additional consideration sufficient to support the enforceability of this Agreement.

Therefore, the Company agrees to pay, as severance payments, 12 full installments at your existing rate of $8,333.33 per paycheck, as well as additional severance of $620.55 per paycheck in recognition of your long-term contribution to the Company, for a total per paycheck of $8,953.88, less legally required state, federal or local deductions (the “Severance Payments”).  The Severance Payments shall be made as follows: a ½ installment reflected in your March 13, 2015 deposit (providing severance pay through March 15); 11 full installments on the Company’s regular pay dates through August 31, 2015, and a final ½ installment on the Company’s pay date on September 15, 2015.  You agree with the accuracy of these calculations, in terms of both amount and timing, and the parties mutually agree that the period March 7, 2015 through September 15, 2015 shall be termed the “Severance Period.”

(b)
Unused PTO:  You have accrued 116 hours of unused Paid Time Off (“PTO”).  Based on your annual salary of $200,000, this would equate to  $96.15 per hour, and your unused PTO amounts to $11,153.40.  The Company agrees to pay you, in its March 13, 2015 payroll, an additional lump-sum payment of $11,153.40, less legally required state, federal or local deductions.

3.            PDN Stock:  You currently hold, beneficially or of record, approximately 344,285 shares of the Company’s common stock (the “PDN Stock”).  You recognize and agree that the PDN Stock may be deemed restricted and/or control securities as contemplated by Rule 144 under the Securities Act of 1933, as amended (“Rule 144”) and, therefore, your disposition of the PDN Stock is governed by that rule.  You further agree that, notwithstanding the limits allowed under Rule 144 and unless permission is granted by the Company in writing, you shall not sell, offer to sell, encumber or otherwise dispose of, in the aggregate, more than 100,000 shares of the PDN Stock during the Severance Period. You further agree that, prior the consummation of any such sale during the Severance Period, you will notify the Company of your intention to sell such shares and will cooperate with the Company in order to ensure compliance by you and the Company with Rule 144.

4.           PDN Options:  Under a Stock Option Award Agreement you were awarded the unvested right to purchase up to 20,000 shares of the Company’s common stock at $3.45 per share.  You agree that your right to purchase those shares is unvested and that, under the Stock Option Award Agreement, all unvested rights immediately terminate upon the termination of your employment should it occur before the rights become vested.  Therefore, you agree that your right to exercise those options has terminated and that you have no remaining interest in the options contemplated by the Stock Option Award Agreement.

5.           Ongoing Consulting: You and the Company have expressed an interest in maintaining an ongoing consulting relationship, and have agreed to negotiate the terms of that relationship, which will be subject to a separate consulting agreement.

6.           In consideration of the Severance Payments, the Company foregoing its right to dispute the validity of the severance portion of your prior Employment Agreement, enforce the non-interference and non-competition obligations under your prior Employment Agreement and for other good and valuable consideration described herein, receipt of which is hereby acknowledged, you understand that you voluntarily release and forever discharge the Company and its directors, officers, employees and agents from any and all actions or causes of action, suits, claims, charges, complaints, contracts, agreements and promises, whatsoever, whether known or unknown, including but not limited to any claim under contract and/or equity and/or any law, relating in any way to your employment with the Company or the termination of that employment. This waiver of claims includes any claims of discrimination on any grounds, whether or not you have previously filed such a claim. You understand that you are giving up any rights or claims which you may have under the numerous laws and regulations regulating employment, whether on the federal, state, or local level, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Lilly Ledbetter Fair Pay Act of 2009; the National Labor Relations Act; Executive Order 11246; the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and various other federal, state and local constitutions, statutes, ordinances, human rights / discrimination / retaliation / wage laws, and common laws (including the laws of contract and negligence). You agree that you intend to fully and finally release the Company from any and all released claims arising under such laws which you have or may have arising from events occurring prior to the date on which you sign this Agreement. Likewise, the Company understands that it voluntarily releases and forever discharges you from any and all actions or causes of action, suits, claims, charges, complaints, contracts, agreements and promises, whatsoever, whether known or unknown, including but not limited to any claim under contract and/or equity and/or any law, relating in any way to your employment with the Company or the termination of that employment.

7.           You agree that you will return to the Company any and all files, books, records, materials, equipment or documents in your possession that were provided to or obtained by you in connection with your employment. Such documents and materials include all computer software, data base or customer information, publications, correspondence, notes and notebooks, drawings, prints, photographs, tape recordings, and other written, typed, printed or recorded materials to which you had access or which you developed during the course of your employment with the Company.

8.           It is understood and agreed that you will not talk about, discuss or communicate with anyone, orally or in writing, concerning the matter which is the subject of this Agreement except you may (i) discuss this Agreement with your immediate family members, (ii) permit your accountant to review this Agreement in connection with the filing of tax returns, (iii) permit attorney(s) of your choice to review this Agreement, and (iv) testify truthfully under oath pursuant to a subpoena (in which event you will provide the Company with prompt notice of the subpoena in advance of providing such testimony).

9.           You agree not to disclose any confidential or proprietary information of the Company obtained during your employment with the Company to any person or entity, for any reason, at any time. You further agree not to use any confidential or proprietary information of the Company for any purpose, whether on your own behalf or on behalf of another.

10.           You shall, for the duration of the severance payments, upon reasonable notice provide information and/or assistance to the Company or its designees and make yourself available to the Company or its designee at reasonable times and on a reasonable basis in connection with transition issues that arise from time to time. You specifically agree that you will provide up to 4 hours of in-person consultation with your successor, upon reasonable notice and availability, to discuss any questions he or she may have.

11.           You agree that you will not directly or indirectly make any statement that will or may have the effect of disparaging the Company or its directors, officers or employees, or which has or may have an adverse effect on the business or reputation of the Company.  The Company agrees that it will not directly or indirectly make any statement that will or may have the effect of disparaging you, or which is or may be derogatory toward you, or which has or may have an adverse effect on your business or reputation.

12.           You expressly agree that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.

13.           You represent and agree that you have neither filed nor authorized the filing on your behalf of any claims against the Company with any state, federal, or local agency or court or in any other forum or tribunal with respect to anything that has happened relating to your employment with the Company through the date of this Agreement. Should any government agency or other third party pursue any actions or other claims on your behalf, you hereby agree to waive any right to recovery or monetary award from such actions or proceedings.

14.           This Agreement is deemed to be made in the State of Illinois. This Agreement is to be interpreted under the laws of the State of Illinois without regard to conflict of law principles.

15.           No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

16.           This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. The Company may assign this Agreement without notice in its sole discretion. You may not assign this Agreement, or any rights or obligations hereunder, without the Company’s prior written consent.

17.           This Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

18.           You acknowledge that you have received a copy of this Agreement and that the Company has informed you that you should consult with an attorney in connection with it. You acknowledge that your decision to consult with an attorney or not to consult with any attorney was made without influence by the Company. You further acknowledge that you had at least 21 days in which to consider, execute, and return this Agreement. Notwithstanding your right to consider this Agreement for 21 days, if you sign this Agreement before the expiration of the 21-day period, you will have done so knowingly and voluntarily, and will have expressly waived your right to consider this Agreement for the balance of the 21 day period. In addition, should you fail to return an executed copy of this Agreement within 21 days, the Company shall have no obligations under this Agreement.

19.           This Agreement shall not become effective until seven (7) days after the date you execute the Agreement, and you may cancel this Agreement within seven (7) days of the date you execute it, except that any cancellation must be in writing, signed by you, and delivered to the Company prior to the expiration of the seven-day period.

20.           This Agreement may be executed by facsimile, and in counterparts, and shall be fully binding and enforceable upon the parties when so executed.

EXECUTED:

/s/ Chris Wesser	/s/ Rudy Martinez
Chris Wesser	Rudy Martinez
EVP & General Counsel

March 10, 2015	March 10, 2015
Date	Date